Free Writing Prospectus
Filed Pursuant to Rule 433
Dated October 27, 2020
Registration Statement Nos. 333-224598 and 333-224598-07

Subject: ABS: $1.2bln Verizon Owner Trust (VZOT 2020-C) * Class B PWIN Correction
$1.2bln Verizon Owner Trust 2020-C
Jt-Leads:	BofA (str), LOOP, MIZ, WF
Co-mgrs:	BNPP, SIS, SMBC
SG:	Amerivet, Siebert

CL	AMT($MM)	WAL	FITCH/S&P	PWIN	E/F	L/F	BENCH	YIELD	PRICE	CPN
A	1,069.300	2.46	AAA/AAA	24-37	12/23	4/21/25	IntS+17	0.417	99.98377	0.41
B	73.700	3.13	AA/AA+	37-37	12/23	4/21/25	IntS +40	0.674	99.99051	0.67
C	57.000	3.13	A/A+	37-37	12/23	4/21/25	IntS +50	0.774	99.99145	0.77

BILL & DELIVER:	BofA	BBG TICKER/SSAP:	VZOT 2020-C / TROZ
EXPECTED RATINGS:	Fitch/S&P	REGISTRATION:	SEC Registered
EXPECTED SETTLE:	11/02/20	FIRST PAY DATE:	12/21/20
ERISA ELIGIBLE:	YES	EU RR:	NO
DENOMS:	$1k/$1k

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322 or you may e-mail a request to dg.prospectus_request@bofa.com.